Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Dana Holding Corporation (Dana) of our report dated March 16, 2009, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in reportable segments, the effects of the change in accounting for inventories and the effects of the change in noncontrolling interest discussed in Note 1 to the consolidated financial statements, as to which the date is September 1, 2009, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Dana Holding Corporation at December 31, 2008 and for the period from February 1, 2008 through December 31, 2008, and of our report dated March 16, 2009, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in reportable segments and the effects of the change in noncontrolling interest discussed in Note 1 to the consolidated financial statements, as to which the date is September 1, 2009, relating to the consolidated financial statements and financial statement schedule of Dana Corporation (Prior Dana) at December 31, 2007 and for the period from January 1, 2008 through January 31, 2008 and for each of the two years in the period ended December 31, 2007, which appear in Dana’s Current Report on Form 8-K dated September 1, 2009. We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
September 14, 2009